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                                                                   Exhibit 4.4

THIS UGLY DUCKLING CORPORATION 10% SUBORDINATED DEBENTURE (THIS "DEBENTURE") IS ISSUED IN EXCHANGE FOR AND RETIREMENT OF THAT CERTAIN UGLY DUCKLING HOLDINGS, INC. 18% SUBORDINATED DEBENTURE DATED AUGUST 31, 1993, IN THE ORIGINAL PRINCIPAL AMOUNT OF $15,000,000.00, AND THAT CERTAIN FIRST AMENDED UGLY DUCKLING HOLDINGS, INC. 18% JUNIOR SUBORDINATED REVOLVING DEBENTURE DATED OCTOBER 1, 1995 IN THE ORIGINAL PRINCIPAL AMOUNT OF $5,000,000.00 (COLLECTIVELY, THE "ORIGINAL DEBENTURES"), AS OF THE IPO COMPLETION DATE, WHICH DATE SHALL BE STATED ON THE FACE OF THIS DEBENTURE WHEN DETERMINED. THE IPO COMPLETION DATE SHALL BE THE FIRST DAY OF THE FIRST CALENDAR MONTH AFTER UGLY DUCKLING CORPORATION COMPLETES THE SALE OF ITS EQUITY SECURITIES IN A PUBLIC OFFERING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS DEBENTURE IS NOT EFFECTIVE UNTIL THE IPO COMPLETION DATE AND THE ORIGINAL DEBENTURES SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE IPO COMPLETION DATE.

                            UGLY DUCKLING CORPORATION
                           10% SUBORDINATED DEBENTURE


$14,000,000.00                                                    June 21, 1996
                                                               PHOENIX, ARIZONA

         FOR VALUE RECEIVED, Ugly Duckling Corporation, a Delaware corporation ("Maker"), hereby promises to pay to the order of Verde Investments, Inc., an Arizona corporation ("Payee"), the principal sum of Fourteen Million Dollars ($14,000,000.00) ("Principal") and interest thereon at a fixed rate of ten percent (10%) per annum ("Interest"), all in United States currency.

         1. Loan. This Debenture evidences a single advance loan of Fourteen Million Dollars ($14,000,000.00) (the "Loan").

         2. Payments. This Debenture shall be payable in monthly installments of Interest only and annual installments of Principal. On the last day of each calendar month, Maker shall pay all accrued and unpaid Interest. On each anniversary of the date hereof, Maker shall pay not less than Two Million Dollars ($2,000,000.00) of Principal. If not sooner paid, the balance of the Principal and all accrued and unpaid Interest shall be due and payable on the seventh anniversary of the IPO Completion Date (the "Maturity Date"). If the due date of any payment is on a day other than a business day, such payment shall be due and made on the next succeeding business day but such extension of time for payment shall not constitute a waiver of any Interest. If at any time Payee is in default with respect to any Senior Indebtedness, as hereinafter defined, then Payee may suspend payment of this Debenture until all such defaults are cured and all Senior Indebtedness is current (the "Permitted Suspension"). Interest shall continue to accrue during the Permitted Suspension. All payments under this Debenture shall be made to Payee at 2525 East
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Camelback Road, Suite 1150, Phoenix, Arizona 85016, or at such other address as
Payee may designate from time to time.

         3. Prepayments. Principal may be prepaid at any time.

         4. Late Charge. In the event any payment becoming due hereunder is not made in full within ten (10) days after receipt of notice from Payee that such payment is late, then without prejudice to any other remedy available to the Payee, Maker shall immediately pay to Payee a charge of five percent (5%) of the amount due and not paid to compensate Payee for the delay and inconvenience caused by the late payment (the "Late Charge"). The Late Charge shall not be applied to but shall be in addition to Principal and Interest.

         5. Subordination. The indebtedness evidenced by this Debenture shall be subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all of the Maker's Senior Indebtedness. For purposes hereof, the Maker's "Senior Indebtedness" shall mean the principal of and unpaid interest on (i) indebtedness of the Maker or indebtedness with respect to which the Maker is a guarantor, whether outstanding on the date hereof or hereafter created, to banks, insurance companies or other lending institutions regularly engaged in the business of lending money, which is for money borrowed by the Maker, whether or not secured, and (ii) any deferrals, renewals or extensions of any such indebtedness issued in exchange for such Senior Indebtedness.

         6. Liquidation. In the event of any liquidation, reorganization, dissolution or winding up of the Maker (whether in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Maker, or otherwise) the assets of Maker may be distributed in payment of the Senior Indebtedness, but not the Junior Debenture, prior to any distribution to Payee as follows:

                  (a) All Senior Indebtedness shall first be paid in full in cash, or provision made for such payment, before any holder of this Debenture shall be entitled to receive any payment or distributions from or by the Maker on account of the Principal of, or Interest on, the indebtedness evidenced by this Debenture;

                  (b) Any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, to which any holder of this Debenture would be entitled except for the provisions of this Section shall be paid or delivered by the Maker or by any trustee in bankruptcy, receiver, assignee on behalf of creditors, or other liquidating agent making such payment or distribution, directly to the holders of Senior Indebtedness or their representatives, or to such trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

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                  (c) In the event that any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, shall be received by any holder of this Debenture before all Senior Indebtedness is paid in full, or provision made for its payment, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

                  (d) Subject to the payment in full of all Senior Indebtedness, the holder of this Debenture shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Maker made on the Senior Indebtedness until the Principal of and Interest of this Debenture shall be paid in full, and for purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of cash, property or securities, which otherwise would be payable or distributable to the holder of this Debenture, shall as between the Maker, its creditors other than the holders of Senior Indebtedness, and the holder of this Debenture, be deemed to be a payment by the Maker to or on account of this Debenture, it being understood that the provisions of this Section are intended solely for the purpose of defining the relative rights of the holder of this Debenture, on the one hand, and the holders of Senior Indebtedness, on the other hand.

         7. Non-Impairment. Nothing contained in this Debenture is intended to or shall impair, as between the Maker, the Maker's creditors other than the holders of Senior Indebtedness, and any holder of this Debenture, the obligation of the Maker to pay to the holder of this Debenture the Principal and Interest on this Debenture, as and when the same shall become due and payable in accordance with its terms, and which (subject to the rights of the holders of Senior Indebtedness) is intended to rank equally with all other general obligations of the Maker. Nor is this Debenture intended to or shall affect the relative rights of the holder of this Debenture and creditors of the Maker other than the holders of Senior Indebtedness. Nothing contained herein shall prevent the holder of this Debenture from exercising all remedies otherwise permitted by applicable law upon the occurrence of an Event of Default (as that term is hereinafter defined), subject to the rights, if any, under this Debenture of the holders of Senior Indebtedness in respect of cash, property or securities of the Maker received upon the exercise of any such remedy.

         8. Events of Default. Each of the following events shall constitute a material default under this Debenture ("Events of Default").

                  (a) The Maker fails to pay any amount or perform any obligation under this Debenture with respect to the payment of Principal, Interest, Late Charges or any other amount and does not cure that failure within ten (10) days after written notice from the Payee unless such failure is the result of a Permitted Suspension; or

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                  (b) The Maker shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Maker, or make a general assignment for the benefit of creditors; or

                  (c) The Maker shall permit or suffer to exist the commencement of bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, except for any involuntary proceeding initiated or consented to by the Payee, or any dissolution, winding up or liquidation proceeding in respect of the Maker; or

                  (d) Maker breaches any representation, warranty or covenant of Maker stated in this Debenture and Maker has not cured such breach within thirty (30) days, or any longer cure period provided herein, after written notice from Payee.

         9. Remedies. Upon the occurrence of an Event of Default, Payee shall have the following rights and remedies.

                  (a) Interest shall automatically accrue at the rate of fifteen percent (15%) per annum (the "Default Interest") and the outstanding Principal, all accrued and unpaid Interest, all unpaid Late Charges and all other amounts payable pursuant hereto shall then accrue Default Interest from the date of occurrence of the Event of Default until the Event of Default is fully cured or, if payment of all amounts due hereunder has been accelerated, then until this Debenture is paid in full.

                  (b) Payee may accelerate the Maturity Date and demand immediate payment of all amounts due under the Debenture, all without additional notice, demand or cure period.

                  (c) Payee may, but shall not be required to, perform any obligation and or pay any amount that Payee determines is reasonably required to cure any or all defaults of Maker, and all amounts paid and costs incurred by Payee in curing any and all defaults of Maker shall be included in this Debenture and shall be payable by Maker, together with Default Interest until paid.

                  (d) Payee may exercise all other rights and remedies of Payee at law or in equity and this Debenture is a full recourse obligation enforceable by Payee against Maker, subject to the limitations stated herein.

         10. Representations, Warranties and Covenants of Maker. As of the date hereof and at all times until all amounts payable hereunder are paid in full, Maker represents, warrants and covenants unto Payee as follows:

                  (a) Maker is a corporation duly organized and validly existing under the laws of the State of Delaware and is qualified to transact business in the State of Arizona. Maker has all requisite power and authority and rights to own and operate its properties and to carry on its businesses as now conducted and to execute, deliver and perform this Debenture.

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                  (b) The execution, delivery and performance of this Debenture are within the Maker's powers and have been duly authorized by all necessary action of Maker. The execution, delivery and performance of this Debenture by Maker will not violate the Certificate of Incorporation or Bylaws of Maker or any subsidiaries of Maker or violate any legal requirements affecting Maker or any of its subsidiaries or violate any agreement to which Maker or the Subsidiaries are bound or to which they are a party. All governmental or regulatory orders, consents, permits, authorizations and approvals required for the execution, delivery and performance of this Debenture by Maker have been obtained and are in full force and effect and no additional governmental or regulatory actions, filings or registrations with respect to the execution, delivery and performance of this Debenture are required.

                  (c) This Debenture has been duly executed and delivered by Maker and is a legally valid and binding obligation of Maker enforceable against Maker in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditor's rights generally and by general principals of equity.

                  (d) The financial statements and all financial data previously delivered to Payee in connection with the Debenture and or relating to Maker are true, correct and complete in all material respects and fairly present the financial position of the parties who are the subject thereof, and no material adverse change has occurred in such financial statements and, except for this Debenture and other borrowing in the ordinary course of business, no recourse borrowings have been made by Maker since the date thereof.

                  (e) Within sixty (60) days after each fiscal quarter of Maker, Maker shall deliver to Payee a balance sheet and income statement of Maker including a statement of the total indebtedness of Maker and a statement that no Event of Default has occurred under this Debenture, all certified by Maker's chief financial officer. Within one hundred five (105) days after each fiscal year of Maker, Maker shall deliver to Payee a similar balance sheet and income statement and a statement that no Event of Default has occurred under this Debenture, all certified by Maker's chief financial officer.

         11. Governing Law. This Debenture is governed by the laws of the State of Arizona.

         12. No Waiver. If the Payee delays in exercising or fails to exercise any of its rights under this Debenture, such delay or failure shall not constitute a waiver of any of the Payee's rights, or of any breach, default or failure of condition of or under this Debenture. No waiver by the Payee of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by the Payee. All of the Payee's remedies in connection with this Debenture or under applicable law shall be cumulative, and the Payee's exercise of any one or more of those remedies shall not constitute an election of remedies.


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         13. Binding Effect. This Debenture inures to the benefit of, and binds, the respective successors and assigns of the Maker and the Payee.

         14. Attorney's Fees and Costs. Upon the occurrence of any Event of Default, if an attorney is retained by Payee to enforce this Debenture or to represent Payee in any legal action relating to this Debenture or Maker, then Maker shall pay to Payee all reasonable attorney's fees and costs incurred by Payee, whether or not any judicial proceeding has been commenced.

         15. Notice. Any notice to Maker provided for in this Debenture shall be given by personal delivery, by mailing such notice by certified mail addressed to Maker at the address stated below or by "overnight" delivery service. Notices shall be deemed delivered and received upon actual receipt in the case of personal delivery, within three (3) days after deposit into the Untied States mail or within twenty-four (24) hours after delivery to an "overnight" delivery service.

         16. Time.  Time is of the essence of each term of this Debenture.

         17. Modification and Assignment. This Debenture may not be amended and no obligation hereunder shall be discharged or waived unless such amendment, discharge or waiver is evidenced by a written instrument signed by any of the entities constituting Payee. Maker acknowledges that Payee may assign and negotiate this Debenture and that this Debenture shall be enforceable by any such assignee.


                            Ugly Duckling Corporation,
                            a Delaware corporation
                            2525 East Camelback Road, Suite 1150
                            Phoenix, Arizona  85016

                            By:      /s/ Steven P. Johnson
                                     ___________________________________

                            Name:    Steven P. Johnson
                                     ___________________________________

                            Its:     Sr. Vice President
                                     ___________________________________

                            Date:    June 21, 1996
                                     ___________________________________



Accepted and Approved by Payee:

Verde Investments, Inc.,
an Arizona corporation

By:      /s/ Steven P. Johnson
         ___________________________________

Name:    Steven P. Johnson
         ___________________________________

Its:     Vice President
         ___________________________________

Date:    June 21, 1996
         ___________________________________



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